FOR IMMEDIATE RELEASE:

                 UNITED HERITAGE CORPORATION SETTLES LITIGATION
                   CREATES AN ESTIMATED $1,600,000 IN EARNINGS
                          APPROXIMATELY $.10 PER SHARE

CLEBURNE, Texas, February 22, 2005 -- United Heritage Corporation (Nasdaq: UHCP) announced today that without an admission of liability on the part of Southwest Securities Bank, etal (formerly First Savings Bank, FSB) ("SSB") or United Heritage Corporation etal ("UHC"), the litigation that UHC had filed against SSB has been settled. SSB purportedly had in excess of $2,300,000 due them by UHC. SSB accepted $700,000 as "payment in full," and released UHC from any and all liability. This action created approximately $1,600,000 in earnings (approximately $.10+/- per share). Further, $2,300,000, which had been booked by United Heritage Corporation as a current liability, was removed, and $1,600,000 was added to shareholders' equity.

Also, Almac Financial Corporation, a company owned by Walter G. Mize, President and CEO of United Heritage Corporation, has agreed to increase the existing revolving loan to United Heritage Corporation to $4,000,000 and to extend the maturity date.

"This settlement puts United Heritage Corporation in excellent financial condition," said Walter G. Mize, President and CEO of United Heritage Corporation. "We can now move forward more aggressively with the development of United Heritage Corporation's oil and gas property."

About United Heritage Corporation:

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, 27.6 million barrels/oil and 4,750,000 MCF/gas have been classified proved producing/proved undeveloped reserves.

This press release may include forward-looking statements based on current expectations that involve a number of uncertainties. Details on the factors that could affect United Heritage Corporation's business and financial results are included in United Heritage Corporation's Securities and Exchange Commission filings, including the latest Annual Report on Form 10-KSB and on its Quarterly Reports on Form 10-QSB.


Contact:
United Heritage Corporation
Walter G. Mize
(817) 641-3681
Fax: (817) 641-3683
uhcp@aol.com